Exhibit 99.2

Walter Industries Announces Fourth Quarter and Full Year 2004 Earnings Guidance

    TAMPA, Fla., Oct. 26 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE: WLT), announced today its fourth quarter and full year 2004 earnings guidance.

    Based on current business forecasts and anticipated market conditions, the Company expects to generate fourth quarter earnings of $0.33 to $0.43 per diluted share, and full year 2004 earnings of $0.90 to $1.00 per diluted share.

    This guidance does not reflect the impact of implementing Emerging Issues Task Force Issue No. 04-08, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share" (EITF 04-08). When EITF 04-08 becomes effective, the Company will be required to recalculate and restate diluted earnings per share by including the dilutive impact of an additional 9.8 million shares of common stock associated with the Company's $175 million contingent convertible senior subordinated notes.


    Conference Call Webcast

    Walter Industries Chairman and CEO Don DeFosset and members of the Company's leadership team will discuss fourth quarter and full year 2004 earnings guidance on a conference call and live Webcast to be held on Wednesday, October 27, 2004, at 9:00 a.m. Eastern time. To listen to the event live or in archive, visit the Company Web site at http://www.walterind.com.


    Walter Industries, Inc. is a diversified company with annual revenue of $1.3 billion. The Company is a leader in affordable homebuilding, related financing, and water transmission products, and is a significant producer of high-quality coal for worldwide markets. Based in Tampa, Florida, the Company employs approximately 5,200 people. For more information about Walter Industries, please call Joe Troy, Senior Vice President-Financial Services at
(813) 871-4404, or visit the Company Web site at http://www.walterind.com.


    Safe Harbor Statement

    Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material and equipment costs and availability, geologic conditions and changes in extraction costs and pricing in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, the collection of approximately $16 million of receivables associated with working capital adjustments arising from the sales of subsidiaries in 2003, potential changes in the mortgage-backed capital market, and general changes in economic conditions. Risks associated with forward-looking statements are more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no duty to update its forward-looking statements as of any future date.



SOURCE  Walter Industries, Inc.
    -0-                             10/26/2004
    /CONTACT: Joe Troy, Senior Vice President-Financial Services, Walter Industries, Inc., +1-813-871-4404/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20020429/FLM010LOGO-c
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.walterind.com /
    /Audio:  http://www.walterind.com /
    (WLT)

CO:  Walter Industries, Inc.
ST:  Florida
IN:  CST OIL RLT FIN
SU:  ERP CCA MAV